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[DICKINSON WRIGHT PLLC LETTERHEAD]


June 23, 1998




                                                                 EXHIBIT 23(a)

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549


         Re:      Autocam Corporation
                  1991 Incentive Stock Option Plan
                  Registration Statement on Form S-8

Gentlemen:

         As counsel for Autocam Corporation, a Michigan corporation (the "Corporation"), we are familiar with the corporate affairs of the corporation and particularly with the corporate proceedings relating to the establishment of the Corporation's 1991 Incentive Stock Option Plan, as amended (herein called the "Plan").

         The Plan and amendments increasing the shares available under it have been duly and legally adopted by the Board of Directors of the Corporation and approved by the stockholders of the corporation.

         Based upon the above, we are of the opinion that:

         1. The Corporation duly and validly has adopted and established the Plan taking all necessary corporate action for that purpose.

         2. The shares of Common Stock of the Corporation covered by the Plan have been duly authorized and when issued pursuant to the Plan will be validly issued, fully paid and non-assessable and no personal liability will attach to the holders thereof.

         3. The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.

         We hereby consent to the use of this opinion as part of (Exhibits 5 &
23) Amendment No. 1 to the Registration Statement on Form S-8 which is being filed by the corporation with the Securities and Exchange Commission with respect to the Plan.

                                              Very truly yours,

                                              DICKINSON WRIGHT PLLC








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